Exhibit 99.2

Physicians Realty Trust

Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Investment properties:
Land and improvements	$249,468	$241,559
Building and improvements	4,703,606	4,659,780
Construction in progress	41,722	18,497
Tenant improvements	95,447	88,640
Acquired lease intangibles	509,468	505,335
	5,599,711	5,513,811
Accumulated depreciation	(1,140,208)	(996,888)
Net real estate property	4,459,503	4,516,923
Right-of-use lease assets, net	227,967	231,225
Real estate loans receivable, net	79,883	104,973
Investments in unconsolidated entities	72,069	77,716
Net real estate investments	4,839,422	4,930,837
Cash and cash equivalents	195,772	7,730
Tenant receivables, net	11,131	11,503
Other assets	166,142	146,807
Total assets	$5,212,467	$5,096,877
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$393,090	$188,328
Notes payable	1,451,536	1,465,437
Mortgage debt	127,630	164,352
Accounts payable	4,933	4,391
Dividends and distributions payable	60,928	60,148
Accrued expenses and other liabilities	95,637	87,720
Lease liabilities	104,802	105,011
Acquired lease intangibles, net	23,170	24,381
Total liabilities	2,261,726	2,099,768

Redeemable noncontrolling interests - partially owned properties	3,066	3,258

Equity:
Common shares, $0.01 par value, 500,000,000 common shares authorized, 238,482,769 and 233,292,030 common shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	2,385	2,333
Additional paid-in capital	3,817,545	3,743,876
Accumulated deficit	(1,012,869)	(881,672)
Accumulated other comprehensive income	15,216	5,183
Total shareholders’ equity	2,822,277	2,869,720
Noncontrolling interests:
Operating Partnership	116,079	123,015
Partially owned properties	9,319	1,116
Total noncontrolling interests	125,398	124,131
Total equity	2,947,675	2,993,851
Total liabilities and equity	$5,212,467	$5,096,877

The accompanying notes are an integral part of these consolidated financial statements.

Physicians Realty Trust

Consolidated Statements of Income

(In thousands, except share and per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Rental and related revenues	$134,520	$128,636	$397,096	$385,755
Interest income on real estate loans and other	4,027	2,877	10,895	8,315
Total revenues	138,547	131,513	407,991	394,070
Expenses:
Interest expense	20,050	18,299	59,837	52,356
General and administrative	9,771	10,079	31,133	30,400
Operating expenses	47,625	43,647	138,094	128,080
Depreciation and amortization	47,932	47,040	143,555	142,002
Total expenses	125,378	119,065	372,619	352,838
Income before equity in (loss) gain of unconsolidated entities and gain on sale of investment properties, net:	13,169	12,448	35,372	41,232
Equity in (loss) gain of unconsolidated entities	(278)	(62)	1,260	(452)
Gain on sale of investment properties, net	—	53,894	13	57,375
Net income	12,891	66,280	36,645	98,155
Net income attributable to noncontrolling interests:
Operating Partnership	(505)	(3,252)	(1,443)	(4,830)
Partially owned properties (1)	(51)	(70)	(121)	(384)
Net income attributable to common shareholders	$12,335	$62,958	$35,081	$92,941
Net income per share:
Basic	$0.05	$0.28	$0.15	$0.41
Diluted	$0.05	$0.28	$0.15	$0.41
Weighted average common shares:
Basic	238,480,299	226,529,041	238,124,981	225,743,856
Diluted	249,445,312	239,898,462	249,226,913	239,145,383

Dividends and distributions declared per common share	$0.23	$0.23	$0.69	$0.69

(1) Includes amounts attributable to redeemable noncontrolling interests.

The accompanying notes are an integral part of these consolidated financial statements.

Physicians Realty Trust

Consolidated Statements of Comprehensive Income

(In thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$12,891	$66,280	$36,645	$98,155
Other comprehensive income:
Change in fair value of interest rate swap agreements, net	7,697	1,753	11,796	6,215
Reclassification of accumulated gains on interest rate swap to earnings	(1,763)	—	(1,763)	—
Total other comprehensive income	5,934	1,753	10,033	6,215
Comprehensive income	18,825	68,033	46,678	104,370
Comprehensive income attributable to noncontrolling interests - Operating Partnership	(739)	(3,336)	(1,839)	(5,137)
Comprehensive income attributable to noncontrolling interests - partially owned properties	(51)	(70)	(121)	(384)
Comprehensive income attributable to common shareholders	$18,035	$64,627	$44,718	$98,849

The accompanying notes are an integral part of these consolidated financial statements.

Physicians Realty Trust

Consolidated Statements of Equity

(In thousands) (Unaudited)

	Par Value	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity	Operating Partnership Noncontrolling Interest	Partially Owned Properties Noncontrolling Interest	Total Noncontrolling Interests	Total Equity
Balance at December 31, 2022	$2,333	$3,743,876	$(881,672)	$5,183	$2,869,720	$123,015	$1,116	$124,131	$2,993,851
Net proceeds from sale of common shares	44	65,769	—	—	65,813	—	—	—	65,813
Restricted share award grants, net	5	(1,127)	(408)	—	(1,530)	—	—	—	(1,530)
Conversion of OP Units	2	2,417	—	—	2,419	(2,419)	—	(2,419)	—
Dividends/distributions declared	—	—	(54,912)	—	(54,912)	(2,263)	—	(2,263)	(57,175)
Contributions	—	—	—	—	—	—	7,884	7,884	7,884
Distributions	—	—	—	—	—	—	(53)	(53)	(53)
Change in fair value of interest rate swap agreements	—	—	—	(1,021)	(1,021)	—	—	—	(1,021)
Adjustment for Noncontrolling Interests ownership in Operating Partnership	—	(431)	—	—	(431)	431	—	431	—
Net income	—	—	10,202	—	10,202	423	64	487	10,689
Balance as of March 31, 2023	$2,384	$3,810,504	$(926,790)	$4,162	$2,890,260	$119,187	$9,011	$128,198	$3,018,458
Net proceeds from sale of common shares	—	294	—	—	294	—	—	—	294
Restricted share award grants, net	1	3,459	(561)	—	2,899	—	—	—	2,899
Purchase of OP Units	—	—	—	—	—	(72)	—	(72)	(72)
Dividends/distributions declared	—	—	(54,936)	—	(54,936)	(2,257)	—	(2,257)	(57,193)
Contributions	—	—	—	—	—	—	287	287	287
Distributions	—	—	—	—	—	—	(52)	(52)	(52)
Change in fair value of interest rate swap agreements	—	—	—	5,120	5,120	—	—	—	5,120
Adjustment for Noncontrolling Interests ownership in Operating Partnership	—	(393)	—	—	(393)	393	—	393	—
Net income	—	—	12,544	—	12,544	515	59	574	13,118
Balance as of June 30, 2023	$2,385	$3,813,864	$(969,743)	$9,282	$2,855,788	$117,766	$9,305	$127,071	$2,982,859
Restricted share award grants, net	—	3,746	(523)	—	3,223	—	—	—	3,223
Conversion of OP Units	—	350	—	—	350	(350)	—	(350)	—
Dividends/distributions declared	—	—	(54,938)	—	(54,938)	(2,257)	—	(2,257)	(57,195)
Distributions	—	—	—	—	—	—	(53)	(53)	(53)
Reclassification of accumulated gains on interest rate swap to earnings	—	—	—	(1,763)	(1,763)	—	—	—	(1,763)
Change in fair value of interest rate swap agreements	—	—	—	7,697	7,697	—	—	—	7,697
Adjustment for Noncontrolling Interests ownership in Operating Partnership	—	(415)	—	—	(415)	415	—	415	—
Net income	—	—	12,335	—	12,335	505	67	572	12,907
Balance as of September 30, 2023	$2,385	$3,817,545	$(1,012,869)	$15,216	$2,822,277	$116,079	$9,319	$125,398	$2,947,675

The accompanying notes are an integral part of these consolidated financial statements.

Physicians Realty Trust

Consolidated Statements of Equity

(In thousands) (Unaudited)

	Par Value	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity	Operating Partnership Noncontrolling Interest	Partially Owned Properties Noncontrolling Interest	Total Noncontrolling Interests	Total Equity
Balance at December 31, 2021	$2,247	$3,610,954	$(776,001)	$(892)	$2,836,308	$150,241	$484	$150,725	$2,987,033
Net proceeds from sale of common shares	3	5,029	—	—	5,032	—	—	—	5,032
Restricted share award grants, net	3	118	(421)	—	(300)	—	—	—	(300)
Purchase of OP Units	—	—	—	—	—	(184)	—	(184)	(184)
Dividends/distributions declared	—	—	(51,879)	—	(51,879)	(2,740)	—	(2,740)	(54,619)
Contributions	—	—	—	—	—	—	569	569	569
Distributions	—	—	—	—	—	—	(55)	(55)	(55)
Change in market value of Redeemable Noncontrolling Interest in partially owned properties	—	—	717	—	717	—	—	—	717
Change in fair value of interest rate swap agreement	—	—	—	1,379	1,379	—	—	—	1,379
Adjustment for Noncontrolling Interests ownership in Operating Partnership	—	(217)	—	—	(217)	217	—	217	—
Net income	—	—	13,092	—	13,092	692	82	774	13,866
Balance as of March 31, 2022	$2,253	$3,615,884	$(814,492)	$487	$2,804,132	$148,226	$1,080	$149,306	$2,953,438
Net proceeds from sale of common shares	9	18,475	—	—	18,484	—	—	—	18,484
Restricted share award grants, net	1	3,588	(911)	—	2,678	—	—	—	2,678
Dividends/distributions declared	—	—	(52,116)	—	(52,116)	(2,712)	—	(2,712)	(54,828)
Distributions	—	—	—	—	—	—	(61)	(61)	(61)
Change in market value of Redeemable Noncontrolling Interest in partially owned properties	—	—	527	—	527	—	—	—	527
Change in fair value of interest rate swap agreement	—	—	—	3,083	3,083	—	—	—	3,083
Adjustment for Noncontrolling Interests ownership in Operating Partnership	—	(488)	—	—	(488)	488	—	488	—
Net income	—	—	16,891	—	16,891	886	79	965	17,856
Balance as of June 30, 2022	$2,263	$3,637,459	$(850,101)	$3,570	$2,793,191	$146,888	$1,098	$147,986	$2,941,177
Net proceeds from sale of common shares	5	7,925	—	—	7,930	—	—	—	7,930
Restricted share award grants, net	—	4,326	(536)	—	3,790	—	—	—	3,790
Purchase of OP Units	—	—	—	—	—	(2,139)	—	(2,139)	(2,139)
Dividends/distributions declared	—	—	(52,563)	—	(52,563)	(2,302)	—	(2,302)	(54,865)
Distributions	—	—	—	—	—	—	(61)	(61)	(61)
Change in market value of Redeemable Noncontrolling Interest in partially owned properties	—	—	1,513	—	1,513	—	—	—	1,513
Change in fair value of interest rate swap agreement	—	—	—	1,753	1,753	—	—	—	1,753
Adjustment for Noncontrolling Interests ownership in Operating Partnership	—	(727)	—	—	(727)	727	—	727	—
Net income	—	—	62,958	—	62,958	3,252	74	3,326	66,284
Balance as of September 30, 2022	$2,268	$3,648,983	$(838,729)	$5,323	$2,817,845	$146,426	$1,111	$147,537	$2,965,382

The accompanying notes are an integral part of these consolidated financial statements.

Physicians Realty Trust

Consolidated Statements of Cash Flows

(In thousands) (Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$36,645	$98,155
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	143,555	142,002
Amortization of deferred financing costs	2,028	1,739
Amortization of lease inducements and above/below-market lease intangibles	4,055	4,458
Straight-line rental revenue, net	(2,756)	(5,359)
Amortization of discount on unsecured senior notes	824	794
Amortization of above market assumed debt	—	(10)
Gain on extinguishment of debt	(1,763)	—
Gain on sale of investment properties, net	(13)	(57,375)
Equity in (gain) loss of unconsolidated entities	(1,260)	452
Distributions from unconsolidated entities	5,707	6,077
Change in fair value of derivatives	185	—
Provision for bad debts	571	269
Non-cash share compensation	12,290	12,400
Change in operating assets and liabilities:
Tenant receivables	711	(5,927)
Other assets	(3,019)	(1,455)
Accounts payable	542	(125)
Accrued expenses and other liabilities	7,610	6,258
Net cash provided by operating activities	205,912	202,353
Cash Flows from Investing Activities:
Proceeds from sale of investment properties	2,553	123,179
Acquisition of investment properties, net	(39,282)	(111,587)
Investment in unconsolidated entities, net	(3,671)	(13,349)
Returns of investment in unconsolidated entities	3,737	—
Development of real estate	(12,672)	—
Escrowed cash - acquisition deposits/earnest deposits	—	360
Capital expenditures on investment properties	(31,194)	(29,840)
Investment in real estate loans receivable	(22,272)	(29,618)
Repayment of real estate loans receivable	41,065	22,441
Leasing commissions	(2,588)	(2,766)
Lease inducements	(399)	(500)
Net cash used in investing activities	(64,723)	(41,680)
Cash Flows from Financing Activities:
Net proceeds from sale of common shares	65,914	31,446
Proceeds from credit facility borrowings	513,000	239,000
Repayment of credit facility borrowings	(306,000)	(251,000)
Repayment of senior unsecured notes	(15,000)	—
Principal payments on mortgage debt	(36,803)	(15,845)
Payment of debt issuance costs	(3,911)	(67)
Dividends paid - shareholders	(165,491)	(156,854)
Distributions to noncontrolling interests - Operating Partnership	(6,783)	(8,191)
Contributions from noncontrolling interest	8,171	569
Distributions to noncontrolling interests - partially owned properties	(281)	(517)
Payments of employee taxes for withheld stock-based compensation shares	(5,891)	(4,255)
Purchase of OP Units	(72)	(2,323)
Net cash provided by (used in) financing activities	46,853	(168,037)
Net increase (decrease) in cash and cash equivalents	188,042	(7,364)
Cash and cash equivalents, beginning of period	7,730	9,876
Cash and cash equivalents, end of period	$195,772	$2,512
Supplemental disclosure of cash flow information—interest paid during the period	$66,082	$57,977
Supplemental disclosure of noncash activity—change in fair value of interest rate swap agreements	$11,796	$6,215
Supplemental disclosure of noncash activity—conversion of loan receivable in connection to the acquisition of investment property	$5,398	$5,700

The accompanying notes are an integral part of these consolidated financial statements.

Physicians Realty Trust

Notes to Consolidated Financial Statements

Unless otherwise indicated or unless the context requires otherwise, the use of the words “we,” “us,” “our,” and the “Company,” refer to Physicians Realty Trust, together with its consolidated subsidiaries, including Physicians Realty L.P.

Note 1. Organization and Business

Physicians Realty Trust (the “Trust” or the “Company”) was organized in the state of Maryland on April 9, 2013. As of September 30, 2023, the Trust was authorized to issue up to 500,000,000 common shares of beneficial interest, par value $0.01 per share. The Trust filed a Registration Statement on Form S-11 with the Commission with respect to a proposed underwritten initial public offering (the “IPO”) and completed the IPO of its common shares and commenced operations on July 24, 2013.

The Trust contributed the net proceeds from the IPO to Physicians Realty L.P, a Delaware limited partnership (the “Operating Partnership”), and is the sole general partner of the Operating Partnership. The Trust’s operations are conducted through the Operating Partnership and wholly-owned and majority-owned subsidiaries of the Operating Partnership. The Trust, as the general partner of the Operating Partnership, controls the Operating Partnership and consolidates the assets, liabilities, and results of operations of the Operating Partnership.

The Trust is a self-managed REIT formed primarily to acquire, selectively develop, own, and manage health care properties that are leased to physicians, hospitals, and health care delivery systems.

ATM Program

In May 2021, the Trust and the Operating Partnership entered into an At Market Issuance Sales Agreement (the “2021 Sales Agreement”) with KeyBanc Capital Markets Inc., Credit Agricole Securities (USA) Inc., BMO Capital Markets Corp., and Raymond James & Associates, Inc. in their capacity as agents for the Company and/or forward sellers and Stifel, Nicolaus & Company, Incorporated in its capacity as sales agent for the Company (collectively, the “2021 Agents”) and Bank of Montreal, Credit Agricole Corporate and Investments Bank, KeyBanc Capital Markets Inc., and Raymond James & Associates, Inc. as forward purchasers for the Company (the “2021 Forward Purchasers”), pursuant to which the Trust may issue and sell, from time to time, its common shares having an aggregate offering price of up to $500 million through the 2021 Agents (the “2021 ATM Program”). The 2021 Sales Agreement contemplates that, in addition to the issuance and sale of the Trust’s common shares through the 2021 Agents, the Trust may also enter into one or more forward sales agreements from time to time in the future with each of the 2021 Forward Purchasers.

In August 2023, the Trust and the Operating Partnership entered into an At Market Issuance Sales Agreement (the “2023 Sales Agreement”) with BMO Capital Markets Corp., Credit Agricole Securities (USA) Inc., KeyBanc Capital Markets Inc., Raymond James & Associates, Inc., Regions Securities LLC and Stifel, Nicolaus & Company, Incorporated as sales agents for the Company and/or forward sellers (collectively, “2023 Agents”), and Bank of Montreal, Crédit Agricole Corporate and Investment Bank, KeyBanc Capital Markets Inc., Raymond James & Associates, Inc., Regions Securities LLC and Stifel, Nicolaus & Company, Incorporated (collectively, “2023 Forward Purchasers”), pursuant to which the Trust may issue and sell, from time to time, its common shares having an aggregate offering price of up to $600 million through the 2023 Agents (the “2023 ATM Program”). The 2023 Sales Agreement contemplates that, in addition to the issuance and sale of the Trust’s common shares through the 2023 Agents, the Trust may also enter into one or more forward sales agreements from time to time in the future with each of the 2023 Forward Purchasers. Upon entry into the 2023 Sales Agreement, we terminated the 2021 ATM Program.

During the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, the Trust issued and sold common shares through the 2021 ATM Program as follows (net proceeds in thousands):

	Common shares sold	Weighted average price	Net proceeds
Quarter ended March 31, 2023	4,400,000	$15.10	$65,776
Quarter ended June 30, 2023	—	—	—
Quarter ended September 30, 2023	—	—	—
Year to date	4,400,000	$15.10	$65,776

As of September 30, 2023, the Trust has $600.0 million of common shares remaining available under the 2023 ATM Program. Subsequent to September 30, 2023, in connection with the Merger Agreement, the Trust suspended the 2023 ATM Program.

Note 2. Summary of Significant Accounting Policies

The accompanying unaudited consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the periods ended September 30, 2023 and 2022 pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited financial statements included in the Trust’s 2022 Annual Report. The Company has consistently applied its accounting policies to all periods presented in these consolidated financial statements.

Noncontrolling Interests

The Company presents the portion of any equity it does not own in entities that it controls (and thus consolidates) as noncontrolling interests and classifies such interests as a component of consolidated equity, separate from the Company’s total shareholders’ equity, on the consolidated balance sheets.

Operating Partnership: Noncontrolling interests in the Company include partnership interests of the Operating Partnership (“OP Units”) held by other investors. Net income or loss is allocated to noncontrolling interests (limited partners) based on their respective ownership percentage of the Operating Partnership. The ownership percentage is calculated by dividing the number of OP Units held by the noncontrolling interests by the total OP Units held by the noncontrolling interests and the Trust. Issuance of additional common shares and OP Units changes the ownership interests of both the noncontrolling interests and the Trust. Such transactions and the related proceeds are treated as capital transactions.

As of September 30, 2023, the Trust held a 96.1% interest in the Operating Partnership. As the sole general partner and the majority interest holder, the Trust consolidates the financial position and results of operations of the Operating Partnership.

Partially Owned Properties: The Trust reflects noncontrolling interests in partially owned properties on the consolidated balance sheets for the portion of consolidated properties that are not wholly owned by the Company. The earnings or losses from those properties attributable to the noncontrolling interests are reflected as noncontrolling interests in partially owned properties in the consolidated statements of income.

Redeemable Noncontrolling Interests - Partially Owned Properties

In connection with the Company’s acquisitions of the outpatient medical facility, ambulatory surgery center, and hospital located on the Great Falls Hospital campus in Great Falls, Montana, physicians affiliated with the sellers retained non-controlling interests which were, at the holders’ option, able to be redeemed at any time after May 1, 2023. Due to the redemption provision, which was outside of the control of the Trust, the Trust classified the investment in the mezzanine section of its consolidated balance sheets. On July 14, 2022, the Company disposed of these three properties and removed the related redeemable noncontrolling interests from its consolidated balance sheets.

Through a consolidated joint venture with MedProperties Realty Advisors, LLC (“MedProperties”), the Company acquired Calko Medical Center in Brooklyn, New York. As part of the joint venture, MedProperties can redeem its interest, at its option, at any time after September 9, 2025. Due to the redemption provision, which is outside of the control of the Company, the Company classifies the noncontrolling interests in the mezzanine section of its consolidated balance sheets. The Company records the carrying amount of the redeemable noncontrolling interests at the greater of the carrying value or redemption value.

Dividends and Distributions

On September 21, 2023, the Trust announced that its Board of Trustees authorized, and the Trust declared, a cash dividend of $0.23 per common share for the quarter ended September 30, 2023. The dividend was paid on October 17, 2023, to common shareholders and holders of record of OP Units as of the close of business on October 3, 2023.

Tax Status of Dividends and Distributions

The Company’s distributions of current and accumulated earnings and profits for U.S. federal income tax purposes generally are taxable to shareholders as ordinary income. Distributions in excess of these earnings and profits generally are treated as a non-taxable reduction of the shareholders’ basis in the shares to the extent thereof (non-dividend distributions) and thereafter as taxable gain.

Any cash distributions received by an OP Unit holder in respect of its OP Units generally will not be taxable to such OP Unit holder for U.S. federal income tax purposes, to the extent that such distribution does not exceed the OP Unit holder’s basis in its OP Units. Any such distribution will instead reduce the OP Unit holder’s basis in its OP Units (and OP Unit holders will be subject to tax on the taxable income allocated to them by the Operating Partnership in respect of their OP Units when such income is earned by the Operating Partnership, with such income allocation increasing the OP Unit holders’ basis in their OP Units).

The Company has elected taxable REIT subsidiary (“TRS”) status for certain of its corporate subsidiaries and, as a result, these entities will incur both federal and state income taxes on any taxable income of such entities after consideration of any net operating losses. To date, these income taxes have been de minimis.

Real Estate Loans Receivable, Net

Real estate loans receivable consists of nine mezzanine loans, three term loans, and two construction loans as of September 30, 2023. Generally, each mezzanine loan is collateralized by a pledge of the borrower’s ownership interest in the respective real estate owner, each term loan is secured by a mortgage on a related outpatient medical facility, and construction loans are secured by mortgages on the land and the improvements as constructed. The reserve for loan losses was $0.4 million as of September 30, 2023.

Rental and Related Revenues

Rental revenue is recognized on a straight-line basis over the terms of the related leases when collectability is probable. Recognizing rental revenue on a straight-line basis for leases may result in recognizing revenue for amounts more or less than amounts currently due from tenants. Amounts recognized in excess of amounts currently due from tenants are included in other assets and were approximately $105.0 million and $101.3 million as of September 30, 2023 and December 31, 2022, respectively. If the Company determines that collectability of straight-line rents is not probable, income recognition is limited to the lesser of cash collected, or lease income reflected on a straight-line basis, plus variable rent when it becomes accruable.

In accordance with ASC 842, Leases, Topic 842, if the collectability of a lease changes after the commencement date, any difference between lease income that would have been recognized and the lease payments shall be recognized as an adjustment to lease income. Bad debt recognized as an adjustment to rental and related revenues was $0.9 million for the nine months ended September 30, 2023 and $0.2 million for the nine months ended September 30, 2022.

Rental revenue is adjusted by the amortization of lease inducements and above-market or below-market rents on certain leases. Lease inducements and above-market or below-market rents are amortized on a straight-line basis over the remaining lease term. Rental and related revenues also include expense recoveries, which relate to tenant reimbursement of real estate taxes, insurance, and other operating expenses that are recognized in the period the applicable expenses are incurred. The reimbursements are recorded gross, as these costs are incurred by the Company and reimbursed by the tenants. The Company has certain tenants with absolute net leases. Under these lease agreements, the tenant is responsible for operating and building expenses and the Company does not recognize expense recoveries.

Derivative Instruments

When the Company has derivative instruments, it records them either as an asset or a liability measured at their fair value unless they qualify for a normal purchase or normal sale exception. When specific hedge accounting criteria are not met or if the Company does not elect to apply for hedge accounting, changes in the Company’s derivative instruments’ fair value are recognized currently in earnings. If hedge accounting is applied to a derivative instrument, the entire change in the fair value of its derivatives designated and qualified as cash flow hedges are recorded in accumulated other comprehensive income (“AOCI”) on the consolidated balance sheets and are subsequently reclassified into earnings in the period in which the hedged forecasted transaction affects earnings.

To manage interest rate risk for certain of its variable-rate debt, the Company uses interest rate swaps as part of its risk management strategy. These derivatives are designed to mitigate the risk of future interest rate increases by providing a fixed interest rate for a limited, pre-determined period of time. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. As of September 30, 2023, the Company had three outstanding interest rate swaps designated as cash flow hedges of interest rate risk, and one interest rate swap that was de-designated as a hedging instrument during the quarter ended September 30, 2023 but remains outstanding. Further detail is provided in Note 7 (Derivatives).

Reclassifications

Certain amounts in the accompanying consolidated balance sheet for 2022 have been reclassified to conform to the 2023 consolidated financial statement presentation. The reclassifications had no impact on total assets or any balance sheet total or subtotal.

New Accounting Pronouncements

In March 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-04, Reference Rate Reform (Topic 848) Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional relief to applying reference rate reform to changing reference rates, contracts, hedging relationships, and other transactions that reference the London Inter-Bank Offered Rate (“LIBOR”). The amendments in this update may be applied through December 31, 2024.

On March 31, 2023, the Operating Partnership, as borrower, and the Trust, as guarantor, executed a First Amendment to the Third Amended and Restated Credit Agreement to update the benchmark provisions to replace LIBOR with the Secured Overnight Financing Rate (“SOFR”), as the reference rate for the purpose of calculating interest under the agreement. The Company also amended its fixed interest rate swap agreement on its mortgage debt to update the reference rate from LIBOR to SOFR. As a result, the Company elected to apply the hedge accounting expedients related to probability and the assessments of effectiveness for future LIBOR-indexed cash flows to assume that the index upon which future hedged transactions will be based matches the index on the corresponding derivatives. Application of these expedients maintains the presentation of derivatives consistent with past presentation. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

Note 3. Investment and Disposition Activity

During the nine months ended September 30, 2023, the Company executed contractual commitments related to a $40.5 million development project, with $12.7 million spent on construction in progress thus far, completed the acquisition of three outpatient medical facilities and three medical condominium units for an investment of $38.5 million and two parcels of land adjacent to existing outpatient medical facilities for an investment of $1.7 million, and paid $2.2 million of additional purchase consideration under six earn-out agreements. The Company also closed on a $35.8 million construction loan, funding $10.7 million to date. Additionally, the Company funded an aggregate of $13.2 million on new term loans, previously announced loan commitments, and other investments, including an $1.3 million investment in IJRI Properties, LLC, which is an entity constructing and operating an outpatient medical facility in Indiana. The Company contributed $2.0 million to the joint venture with Davis Medical Investors, LLC (the “Davis Joint Venture”) to fund additional purchase consideration related to the venture’s acquisitions. Investment activity totaled approximately $81.0 million during the nine months ended September 30, 2023. As part of these investments, the Company incurred approximately $2.0 million of capitalized acquisition costs.

Investment activity for the three months ended September 30, 2023, included the acquisition of one outpatient medical facility and a parcel of land adjacent to one of our existing properties for an aggregate purchase price of $3.5 million. Additionally, the Company funded an aggregate $5.9 million under two earn-out agreements, previously announced loan commitments, and other investments, including an $1.3 million investment in IJRI Properties, LLC, which is an entity constructing and operating an outpatient medical facility in Indiana. The Company also funded construction in progress of $7.4 million, resulting in total investment activity of approximately $16.8 million as of September 30, 2023.

The following table summarizes the acquisition date fair values of the assets acquired and the liabilities assumed, as well as follow-on capitalized costs during the nine months ended September 30, 2023, which the Company determined using Level 2 and Level 3 inputs (in thousands):

	1st Quarter	2nd Quarter	3rd Quarter	Total
Land	$1,356	$6,016	$1,345	$8,717
Building and improvements	1,294	28,353	2,459	32,106
In-place lease intangibles	—	3,491	919	4,410
Below market in-place lease intangibles	—	—	(553)	(553)
Net assets acquired	$2,650	$37,860	$4,170	$44,680
Satisfaction of real estate loans receivable	—	(5,398)	—	(5,398)
Cash used in acquisition of investment property	$2,650	$32,462	$4,170	$39,282

Dispositions

During the nine months ended September 30, 2023, the Company sold one outpatient medical facility for approximately $2.6 million, realizing an insignificant gain.

Note 4. Intangibles

The following is a summary of the carrying amount of intangible assets and liabilities as of September 30, 2023 and December 31, 2022 (in thousands):

	September 30, 2023			December 31, 2022
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Assets
In-place leases	$449,716	$(272,643)	$177,073	$445,583	$(241,643)	$203,940
Above-market leases	$59,752	$(34,282)	$25,470	$59,752	$(30,096)	$29,656
Liabilities
Below-market leases	$36,962	$(13,792)	$23,170	$37,002	$(12,621)	$24,381

The following is a summary of acquired lease intangible amortization for the three and nine months ended September 30, 2023 and 2022 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Amortization expense related to in-place leases	$10,204	$10,629	$31,278	$32,814
Decrease in rental income related to above-market leases	1,373	1,384	4,187	4,390
Increase in rental income related to below-market leases	594	556	1,764	1,522

Future aggregate net amortization of acquired lease intangibles as of September 30, 2023, is as follows (in thousands):

	Net Decrease (Increase) in Revenue	Net Increase in Expenses
2023	$748	$9,642
2024	2,887	35,184
2025	2,316	29,663
2026	1,161	23,548
2027	994	20,625
Thereafter	(5,806)	58,411
Total	$2,300	$177,073

As of September 30, 2023, the weighted average remaining amortization period is 7 years for in-place and above-market lease intangible assets and 15 years for below-market lease intangibles.

Note 5. Other Assets

Other assets consisted of the following as of September 30, 2023 and December 31, 2022 (in thousands):

	September 30, 2023	December 31, 2022
Straight line rent receivable, net	$104,991	$101,306
Interest rate swaps	14,731	2,045
Leasing commissions, net	14,043	13,231
Prepaid expenses	14,013	11,009
Lease inducements, net	7,577	7,894
Escrows	1,574	1,565
Notes receivable, net	363	370
Other	8,850	9,387
Total	$166,142	$146,807

Note 6. Debt

The following is a summary of debt as of September 30, 2023 and December 31, 2022 (in thousands):

	September 30, 2023	December 31, 2022
Fixed interest mortgage notes (1)	$23,330	$59,776
Variable interest mortgage notes (2)	104,797	105,153
Total mortgage debt	128,127	164,929
$1.0 billion unsecured revolving credit facility due September 2025 (3)	—	193,000
$400 million unsecured term borrowing bearing fixed interest of 4.693%, due May 2028 (4)	400,000	—
$400 million senior unsecured notes bearing fixed interest of 4.30%, due March 2027	400,000	400,000
$350 million senior unsecured notes bearing fixed interest of 3.95%, due January 2028	350,000	350,000
$500 million senior unsecured notes bearing fixed interest of 2.625%, due November 2031	500,000	500,000
$135 million senior unsecured notes bearing fixed interest of 4.43% to 4.74%, due January 2026 to 2031	135,000	150,000
$75 million senior unsecured notes bearing fixed interest of 4.09% to 4.24%, due August 2025 to 2027	75,000	75,000
Total principal	1,988,127	1,832,929
Unamortized deferred financing costs	(9,336)	(7,453)
Unamortized discounts	(6,535)	(7,359)
Total debt	$1,972,256	$1,818,117

(1)	As of September 30, 2023, one fixed interest mortgage note bears interest of 4.63%, due in 2024, and is collateralized by one property with a net book value of $37.2 million. As of December 31, 2022, fixed interest mortgage notes bear interest from 3.33% to 4.63%, due in 2024, with a weighted average interest rate of 3.85%. The notes are collateralized by two properties with a net book value of $94.9 million. one mortgage note bears interest at LIBOR plus 1.90% and the Trust entered into a pay-fixed receive-variable interest rate swap, fixing the variable component at 1.43% as of December 31, 2022.

(2)	Variable interest mortgage notes bear variable interest of SOFR plus 1.85% and PRIME plus 2.75% for a weighted average interest rate of 7.35% as of September 30, 2023. Variable interest mortgage notes bear variable interest of SOFR plus 1.85% and LIBOR plus 2.75% for a weighted average interest rate of 6.20% as of December 31, 2022. The notes are due in 2026 and 2028 and collateralized by four properties with a net book value of $284.4 million as of September 30, 2023 and $295.5 million as of December 31, 2022.

(3)	The unsecured revolving credit facility bears variable interest of SOFR plus 0.95%, inclusive of a 0.10% SOFR index adjustment, as of September 30, 2023 and LIBOR plus 0.85% as of December 31, 2022.

(4)	The Company’s borrowings under the term loan feature of the Credit Agreement (as defined below) bear interest at a rate equal to 1.10%, inclusive of a 0.10% SOFR index adjustment, plus Daily Simple SOFR as of September 30, 2023 based on the Company’s current credit rating. The Company entered into fixed-for-floating interest rate swaps for the full borrowing amount, fixing the SOFR component of this rate at 3.59%, and a current all-in fixed rate of 4.69%.

On September 24, 2021, the Operating Partnership, as borrower, and the Trust, as guarantor, executed a Third Amended and Restated Credit Agreement (as amended, the “Credit Agreement”) which extended the maturity date of the revolving credit facility under the Credit Agreement to September 24, 2025 and reduced the interest rate margin applicable to borrowings. The Credit Agreement included an unsecured revolving credit facility of $1.0 billion and contained a term loan feature of $250.0 million, bringing total borrowing capacity to $1.25 billion. The Credit Agreement also included a swingline loan commitment for up to 10% of the maximum principal amount and provided an accordion feature allowing the Operating Partnership to increase borrowing capacity by up to an additional $500.0 million, subject to customary terms and conditions, resulting in a maximum borrowing capacity of $1.75 billion. The revolving credit facility under the Credit Agreement also included two six-month extension options.

On March 31, 2023, the Operating Partnership, as borrower, and the Trust, as guarantor, executed a First Amendment to the Credit Agreement which expanded the accordion feature allowing the Operating Partnership to increase borrowing capacity by up to an additional $500.0 million, and replaced the LIBOR-based benchmark rates applicable to borrowings under the Credit Agreement with SOFR based benchmark rates plus a SOFR index adjustment of 0.10%.

On May 24, 2023, the Operating Partnership, as borrower, and the Trust, as guarantor, executed a Second Amendment to the Credit Agreement, which added a new $400.0 million unsecured term loan with a scheduled maturity date of May 24, 2028 and expanded the accordion feature, which allows the Operating Partnership to increase borrowing capacity under the Credit Agreement by up to an additional $500.0 million, subject to customary terms and conditions, for a maximum aggregate principal amount of all revolving commitments and term loans under the Credit Agreement of $1.9 billion. On the same day, the Operating Partnership borrowed $400.0 million under the term loan feature of the Credit Agreement. Borrowings under the term loan feature of the Credit Agreement bear interest on the outstanding principal amount at a rate equal to 1.10%, inclusive of a 0.10% SOFR index adjustment, plus Daily Simple SOFR as defined in the Credit Agreement. The Company simultaneously entered into fixed-for-floating interest rate swaps for the full borrowing amount under the term loan, fixing the Daily Simple SOFR component of the borrowing rate at 3.593%, for a current all-in fixed rate of 4.693%. Both the borrowing and the fixed-for-floating interest rate swaps have a maturity date of May 24, 2028.

As of September 30, 2023, the borrower had investment grade ratings of BBB from S&P and Baa2 from Moody’s. As such, borrowings under the revolving credit facility of the Credit Agreement accrue interest on the outstanding principal at a rate of SOFR plus 0.95%, inclusive of a 0.10% SOFR index adjustment. The Credit Agreement includes a facility fee equal to 0.20% per annum, which is also determined by the borrower’s investment grade rating.

Base Rate Loans, Adjusted SOFR Loans, and Letters of Credit (each, as defined in the Credit Agreement) will be subject to interest rates, based upon the borrower’s investment grade rating as follows:

Credit Rating	Applicable Margin for Revolving Loans: SOFR Loans and Letter of Credit Fee	Applicable Margin for Revolving Loans: Base Rate Loans	Applicable Margin for Term Loans: SOFR Loans	Applicable Margin for Term Loans: Base Rate Loans
At Least A- or A3	SOFR + 0.725%	—%	SOFR + 0.85%	—%
At Least BBB+ or Baa1	SOFR + 0.775%	—%	SOFR + 0.90%	—%
At Least BBB or Baa2	SOFR + 0.85%	—%	SOFR + 1.00%	—%
At Least BBB- or Baa3	SOFR + 1.05%	0.05%	SOFR + 1.25%	0.25%
Below BBB- or Baa3	SOFR + 1.40%	0.40%	SOFR + 1.65%	0.65%

The Credit Agreement contains financial covenants that, among other things, require compliance with leverage and coverage ratios and maintenance of minimum tangible net worth, as well as covenants that may limit the Trust’s and the Operating Partnership’s ability to incur additional debt, grant liens, or make distributions. Subject to the restrictions in the Merger Agreement, the Company may voluntarily prepay any revolving or term loan under the Credit Agreement in whole or in part without premium or penalty. As of September 30, 2023, the Company was in compliance with all financial covenants related to the Credit Agreement.

The Credit Agreement includes customary representations and warranties by the Trust and the Operating Partnership and imposes customary covenants on the Operating Partnership and the Trust. The Credit Agreement also contains customary events of default, and if an event of default occurs and continues, the Operating Partnership is subject to certain actions by the administrative agent, including without limitation, the acceleration of repayment of all amounts outstanding under the Credit Agreement.

As of September 30, 2023, the Company did not have any borrowings outstanding under its $1.0 billion unsecured revolving credit facility feature or the $500.0 million accordion feature of the Credit Agreement and had $400.0 million of borrowings outstanding under the term loan feature of the Credit Agreement.

Notes Payable

As of September 30, 2023, the Company had $1.5 billion aggregate principal amount of senior notes issued and outstanding by the Operating Partnership, comprised of $25.0 million maturing in 2025, $70.0 million maturing in 2026, $425.0 million maturing in 2027, $395.0 million maturing in 2028, and $545.0 million maturing in 2031.

Certain properties are encumbered by mortgage loans that contain financial covenants. As of September 30, 2023, the Trust was in compliance with all mortgage debt financial covenants.

Scheduled principal payments due on consolidated debt as of September 30, 2023 are as follows (in thousands):

2023	$255
2024	23,669
2025	25,476
2026	170,476
2027	425,476
Thereafter	1,342,775
Total Payments	$1,988,127

As of September 30, 2023, the Company had total consolidated indebtedness of approximately $2.0 billion. The weighted average interest rate on consolidated indebtedness was 4.07% (based on the 30-day SOFR rate of 5.31% and a PRIME rate of 8.50% as of September 30, 2023). As of September 30, 2023, we had approximately 5.0% and 0.2% of our outstanding long-term debt exposed to fluctuations in SOFR and PRIME, respectively.

For the three months ended September 30, 2023 and 2022, the Company incurred interest expense on its debt, exclusive of deferred financing cost amortization, of $21.0 million and $17.7 million, respectively. For the nine month periods ending September 30, 2023 and 2022, the Company incurred interest expense on its debt, exclusive of deferred financing cost amortization, of $59.6 million and $50.6 million, respectively.

Note 7. Derivatives

In the normal course of business, a variety of financial instruments are used to manage or hedge interest rate risk. When specific hedge accounting criteria are not met, that changes in a derivative’s fair value be recognized currently in earnings. Changes in the fair market values of the Company’s derivative instruments are recorded in the consolidated statements of income if such derivatives do not qualify for, or the Company does not elect to apply for, hedge accounting. As a result of the Company’s adoption of ASU 2017-12 as of January 1, 2019, the change in the fair value of our derivatives designated and qualified as cash flow hedges are recorded in accumulated other comprehensive income on the consolidated balance sheets and are subsequently reclassified into earnings in the period in which the hedged forecasted transaction affects earnings. During the three months ended September 30, 2023, the Company de-designated an interest rate swap upon the repayment of the related debt instrument and reclassified the $1.8 million accumulated gain from other comprehensive income to earnings. This derivative instrument has a fair value of $1.6 million as of September 30, 2023, and is classified in other assets. Future changes in value on this derivative instrument, which matures on October 31, 2024, will be recorded directly in earnings.

As of September 30, 2023, the Company had three outstanding interest rate swaps designated as cash flow hedges of interest rate risk. See Note 2 (Summary of Significant Accounting Policies) for a further discussion of our derivatives. In addition, the Company recognizes its share of other comprehensive income related to derivative instruments held by unconsolidated entities.

The following table presents the fair value of the Company’s derivative financial instruments, as well as their classification on the Company’s consolidated balance sheets as of September 30, 2023 (in thousands):

Derivatives Instruments	Maturity Date	Number of Instruments	Total Notional Amount	Interest Rate	Balance Sheet Location	Fair Value
Cash flow hedge interest rate swaps	5/24/2028	3	$400,000	3.59%	Other Assets	$13,152
Interest rate swap	10/31/2024	1	36,050	1.37%	Other Assets	1,579
Total		4	$436,050			$14,731

The following tables provide a summary of the effect of interest rate swaps on the Company’s accompanying consolidated statements of income and comprehensive income for the nine months ended September 30, 2023 and 2022, respectively (amounts in thousands):

Derivative Instruments as of September 30, 2023	Maturity Date	Amount of Gain/(Loss) Recognized in OCI on Derivative	Location of Gain/(Loss) Reclassified from Accumulated OCI into Income	Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income
Cash flow hedge interest rate swaps	5/24/2028	$13,152	Interest expense	$-
Interest rate swap	10/31/2024	-	Interest expense	1,763
Total		$13,152		$1,763

Derivative Instruments as of September 30, 2022	Maturity Date	Amount of Gain/(Loss) Recognized in OCI on Derivative	Location of Gain/(Loss) Reclassified from Accumulated OCI into Income	Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income
Interest rate swap	10/31/2024	$2,523	Interest expense	$-

Note 8. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following as of September 30, 2023 and December 31, 2022 (in thousands):

	September 30, 2023	December 31, 2022
Real estate taxes payable	$30,893	$23,303
Prepaid rent	23,537	21,062
Accrued interest	11,683	18,196
Accrued expenses	7,841	7,920
Accrued incentive compensation	5,342	2,700
Security deposits	4,586	4,338
Tenant improvement allowances	1,853	1,831
Other	9,902	8,370
Total	$95,637	$87,720

Note 9. Stock-based Compensation

The Company follows ASC 718, Compensation - Stock Compensation (“ASC 718”), in accounting for its share-based payments. This guidance requires measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock awards. This cost is recognized as compensation expense ratably over the employee’s requisite service period. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized when incurred. Share-based payments classified as liability awards are marked to fair value at each reporting period. Any common shares issued pursuant to the Company's incentive equity compensation and employee stock purchase plans will result in the Operating Partnership issuing OP Units to the Trust on a one-for-one basis, with the Operating Partnership receiving the net cash proceeds of such issuances.

Certain of the Company’s employee stock awards vest only upon the achievement of performance targets. ASC 718 requires recognition of compensation cost only when achievement of performance conditions is considered probable. Consequently, the Company’s determination of the amount of stock compensation expense requires judgment in estimating the probability of achievement of these performance targets. Subsequent changes in actual experience are monitored and estimates are updated as information is available.

In connection with the IPO, the Trust adopted the Physicians Realty Trust 2013 Equity Incentive Plan, which made shares available for awards for participants (the “2013 Plan”). At the Company’s Annual Meeting of Shareholders held on May 3, 2023, shareholders approved the Amended and Restated Physicians Realty Trust 2013 Equity Incentive Plan (the “Amended and Restated 2013 Plan”). The Amended and Restated 2013 Plan increased the number of common shares authorized for issuance to a total of 11,000,000. The Amended and Restated 2013 Plan also extended the term of the plan from 2029 to 2033, among other changes.

Restricted Common Shares

Restricted common shares granted under the 2013 Plan are eligible for dividends as well as the right to vote. In the nine months ended September 30, 2023, the Trust granted a total of 342,939 restricted common shares with a total value of $5.0 million to its officers and certain of its employees, which have a vesting period of one to three years. In January 2023, under the 2013 Plan, the Company granted restricted common shares to certain of its officers under a salary deferral program, part of which vests after one year, with the remainder vesting after two years.

A summary of the status of the Trust’s non-vested restricted common shares as of September 30, 2023 and changes during the nine month period then ended follow:

	Common Shares	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2022	272,898	$16.69
Granted	342,939	14.57
Vested	(239,602)	16.54
Forfeited	(364)	17.45
Non-vested at September 30, 2023	375,871	$14.84

For all service awards, the Company records compensation expense for the entire award on a straight-line basis over the requisite service period. For the three months ended September 30, 2023 and 2022, the Company recognized non-cash share compensation of $1.2 million and $1.0 million, respectively. For the nine month periods ending September 30, 2023 and 2022, the Company recognized non-cash share compensation of $3.5 million and $2.9 million, respectively. Unrecognized compensation expense on September 30, 2023 was $2.9 million.

Restricted Share Units

In January 2023, under the 2013 Plan, the Company granted 11,274 restricted share units to certain of its trustees in lieu of all or a portion of such trustee’s 2023 cash retainer. These units are subject to certain timing conditions and a one-year service period. Each restricted share unit contains one dividend equivalent. Each recipient will accrue dividend equivalents on awarded share units equal to the cash dividend that would have been paid on the awarded share unit had the awarded share unit been an issued and outstanding common share on the record date for the dividend. With respect to the performance and timing conditions of the January 2023 grants, the grant date fair value of $14.47 per unit was based on the share price at the date of grant.

In March 2023, under the 2013 Plan, the Company granted restricted share units at a target level of 355,388 to its officers and certain of its employees and 62,586 to its trustees. Units granted to officers and certain employees under the Company’s 2013 Plan are subject to certain performance and market conditions and a three-year service period. Units granted to trustees are subject to certain timing conditions and a two-year service period for full vesting. Each restricted share unit contains one dividend equivalent. Each recipient will accrue dividend equivalents on awarded share units equal to the cash dividend that would have been paid on the awarded share unit had the awarded share unit been an issued and outstanding common share on the record date for the dividend.

Approximately 30% of the restricted share units issued to officers and certain employees under the Company’s 2013 Plan in 2023 vest based on a certain market condition. The awards containing the market condition were valued with the assistance of independent valuation specialists. The Company utilized a Monte Carlo simulation to calculate the weighted average grant date fair value of $18.71 per unit for the March 2023 grant using the following assumptions:

Volatility	23.4%
Dividend assumption	reinvested
Expected term in years	2.83 years
Risk-free rate	4.70%
Share price (per share)	$14.70

The remaining 70% of the restricted share units issued to officers and certain employees under the Company’s 2013 Plan, and 100% of other restricted share units issued to trustees vest based upon certain performance or timing conditions. With respect to the performance and timing conditions of the March 2023 grants, the grant date fair value of $14.70 per unit was based on the share price at the date of grant. The combined weighted average grant date fair value of the March 2023 restricted share units issued to officers and certain employees was $15.90 per unit.

The following is a summary of the activity in the Trust’s restricted share units during the nine months ended September 30, 2023:

	Executive Awards			Trustee Awards
	Restricted Share Units		Weighted Average Grant Date Fair Value	Restricted Share Units	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2022	1,046,940		$21.41	77,992	$16.60
Granted	355,388		15.90	73,860	14.66
Vested	(223,579	)(1)	24.36	(49,890)	16.74
Non-vested at September 30, 2023	1,178,749		$19.19	101,962	$15.13

(1)	Restricted units vested by Company executives in 2023 resulted in the issuance of 652,851 common shares, less 290,380 common shares withheld to cover minimum withholding tax obligations.

For the three months ended September 30, 2023 and 2022, the Company recognized non-cash share compensation of $2.6 million and $3.3 million, respectively. For the nine month periods ending September 30, 2023 and 2022, the Company recognized non-cash share compensation of $8.6 million and $9.4 million, respectively. Unrecognized compensation expense on September 30, 2023 was $11.5 million.

Note 10. Fair Value Measurements

ASC Topic 820, Fair Value Measurement (“ASC 820”), requires certain assets and liabilities be reported and/or disclosed at fair value in the financial statements and provides a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the valuation techniques and inputs used to measure fair value.

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset or liability. In instances where inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability. As part of the Company’s acquisition process, Level 3 inputs are used to measure the fair value of the assets acquired and liabilities assumed.

The Company’s derivative instruments as of September 30, 2023 consist of four interest rate swaps, of which three are designated as cash flow hedges of interest rate risk, as detailed in the Derivative Instruments section of Note 7 (Derivatives) and Note 2 (Summary of Significant Accounting Policies) of this report.

The interest rate swaps are not traded on an exchange. The Company’s derivative assets and liabilities are recorded at fair value based on a variety of observable inputs including contractual terms, interest rate curves, yield curves, measure of volatility, and correlations of such inputs. The Company measures its derivatives at fair value on a recurring basis. The fair values are based on Level 2 inputs described above. The Company considers its own credit risk, as well as the credit risk of its counterparties, when evaluating the fair value of its derivatives.

The Company also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. This generally includes assets subject to impairment. There were no such assets measured at fair value as of September 30, 2023.

The carrying amounts of cash and cash equivalents, tenant receivables, payables, and accrued interest are reasonable estimates of fair value because of the short-term maturities of these instruments. Fair values for real estate loans receivable and mortgage debt are estimated based on rates currently prevailing for similar instruments of similar maturities and are based primarily on Level 2 inputs.

The following table presents the fair value of the Company’s financial instruments (in thousands):

	September 30, 2023		December 31, 2022
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Real estate loans receivable, net	$79,884	$76,935	$104,973	$102,162
Notes receivable, net	$363	$363	$370	$370
Derivative assets	$14,731	$14,731	$2,045	$2,045
Liabilities:
Credit facility	$(400,000)	$(400,000)	$(193,000)	$(193,000)
Notes payable	$(1,460,000)	$(1,261,390)	$(1,475,000)	$(1,302,767)
Mortgage debt	$(128,127)	$(127,628)	$(164,929)	$(163,129)

Note 11. Tenant Operating Leases

The Company is a lessor of outpatient medical facilities and other health care facilities. Leases have expirations from 2023 through 2042. As of September 30, 2023, the future minimum rental payments on non-cancelable leases, exclusive of expense recoveries and minimum rental payments for assets classified as held for sale, if applicable, were as follows (in thousands):

2023	$92,037
2024	363,106
2025	346,518
2026	289,162
2027	237,149
Thereafter	818,876
Total	$2,146,848

For the three months ended September 30, 2023 and 2022, the Company recognized $134.5 million and $128.6 million, respectively, of rental and other lease-related income related to our operating leases, of which $39.8 million and $36.6 million, respectively, were variable lease payments. For the nine month periods ending September 30, 2023 and 2022, the Company recognized $397.1 million and $385.8 million, respectively, of rental and other leased-related income with respect to our operating leases, of which $115.2 million and $107.5 million, respectively, were variable lease payments.

Note 12. Rent Expense

The Company leases the rights to parking structures at two of its properties, the air that one property occupies, and the land upon which 97 of its properties are located from third party landowners pursuant to separate leases. In addition, the Company has nine corporate leases, primarily for office space.

The Company’s leases include both fixed and variable rental payments and may also include escalation clauses and renewal options. These leases have terms of up to 92 years remaining, excluding extension options, with a weighted average remaining term of 43 years.

At the inception of a new lease, the Company establishes an operating or finance lease asset and operating or finance lease liability calculated as the present value of future minimum lease payments. As the Company’s leases do not provide an implicit rate, the Company calculates a discount rate that approximates its incremental borrowing rate available at lease commencement in order to determine the present value of future minimum lease payments. The approximated weighted average discount rate was 4.4% as of September 30, 2023. There are no operating or finance leases that have not yet commenced that would have a significant impact on the Company’s consolidated balance sheets.

As of September 30, 2023, the future minimum lease obligations under non-cancelable parking, air, ground, and corporate leases were as follows (in thousands):

2023	$1,261
2024	5,129
2025	5,101
2026	5,090
2027	5,092
Thereafter	248,386
Total undiscounted lease payments	$270,059
Less: Interest	(165,257)
Present value of lease liabilities	$104,802

Lease costs consisted of the following for the nine months ended September 30, 2023 (in thousands):

Fixed lease cost	$2,480
Variable lease cost	1,007
Total lease cost	$3,487

Note 13. Credit Concentration

The Company uses annualized base rent (“ABR”) as its credit concentration metric. ABR is calculated by multiplying contractual base rent for the month ended September 30, 2023 by 12, excluding the impact of concessions and straight-line rent. The following table summarizes certain information about the Company’s top five tenant credit concentrations as of September 30, 2023 (in thousands):

Tenant	Total ABR	Percent of ABR
CommonSpirit - CHI - Nebraska	$18,666	5.1%
Northside Hospital	16,553	4.5%
UofL Health - Louisville, Inc.	14,656	4.0%
HonorHealth	11,287	3.1%
US Oncology	11,047	3.0%
Remaining portfolio	295,897	80.3%
Total	$368,106	100.0%

ABR collected from the Company’s top five tenant relationships comprises 19.7% of its total ABR as of September 30, 2023. Total ABR from CommonSpirit-affiliated tenants totals 14.9%, including the affiliate disclosed above.

The following table summarizes certain information about the Company’s top five geographic concentrations as of September 30, 2023:

State	Total ABR	Percent of ABR
Texas	$49,405	13.4%
Georgia	27,099	7.4%
Florida	25,495	6.9%
Indiana	23,529	6.4%
Arizona	21,817	5.9%
Other	220,761	60.0%
Total	$368,106	100.0%

Note 14. Earnings Per Share

The following table shows the amounts used in computing the Trust’s basic and diluted earnings per share (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Numerator for earnings per share - basic:
Net income	$12,891	$66,280	$36,645	$98,155
Net income attributable to noncontrolling interests:
Operating Partnership	(505)	(3,252)	(1,443)	(4,830)
Partially owned properties	(51)	(70)	(121)	(384)
Numerator for earnings per share - basic	$12,335	$62,958	$35,081	$92,941
Numerator for earnings per share - diluted:
Numerator for earnings per share - basic	$12,335	$62,958	$35,081	$92,941
Noncontrolling interest - Operating Partnership income	505	3,252	1,443	4,830
Numerator for earnings per share - diluted	$12,840	$66,210	$36,524	$97,771
Denominator for earnings per share - basic and diluted:
Weighted average number of shares outstanding - basic	238,480,299	226,529,041	238,124,981	225,743,856
Effect of dilutive securities:
Noncontrolling interest - Operating Partnership units	9,814,296	11,791,685	9,831,470	11,872,328
Restricted common shares	123,801	100,790	127,715	105,170
Restricted share units	1,026,916	1,476,946	1,142,747	1,424,029
Denominator for earnings per share - diluted:	249,445,312	239,898,462	249,226,913	239,145,383
Earnings per share - basic	$0.05	$0.28	$0.15	$0.41
Earnings per share - diluted	$0.05	$0.28	$0.15	$0.41

Note 15. Subsequent Events

On October 29, 2023, the Trust and the Operating Partnership entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Trust, the Operating Partnership, Healthpeak Properties, Inc. (“Healthpeak”), Alpine Sub, LLC (“Alpine Sub”) and Alpine OP Sub, LLC (“Alpine OP Sub”). The Merger Agreement provides for (a) the merger of the Trust with and into Alpine Sub (the “Company Merger”), with Alpine Sub surviving as a wholly owned subsidiary of Healthpeak (the “Company Surviving Entity”), (b) immediately following the effectiveness of the Company Merger, the contribution by Healthpeak to Healthpeak OP, LLC (“Healthpeak OP”), of all of the outstanding equity interests in the Company Surviving Entity (the “Contribution”) and (c) immediately following the Contribution, the merger of the Operating Partnership with and into Alpine OP Sub (the “Partnership Merger”), with Alpine OP Sub surviving as a subsidiary of Healthpeak OP (the “Partnership Surviving Entity”). The consummation of the Mergers is subject to the satisfaction or waiver of certain closing conditions, including the approval of both the Trust’s and Healthpeak’s shareholders.

Pursuant to the terms and subject to the conditions of the Merger Agreement, at the date and time the Company Merger becomes effective (the “Company Merger Effective Time”), each common share of the Trust (other than common shares to be canceled in accordance with the Merger Agreement), will automatically be converted into the right to receive 0.674 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Healthpeak common stock, par value $1.00 per share (“Healthpeak Common Stock”) (the “Merger Consideration”), without interest, but subject to any withholding required under applicable tax laws. Holders of the Trust’s common shares will receive cash in lieu of fractional shares of Healthpeak Common Stock. Pursuant to the terms and subject to the conditions of the Merger Agreement, immediately after the Contribution and at the date and time the Partnership Merger becomes effective (the “Partnership Merger Effective Time”), each OP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time, subject to the terms and conditions set forth in the Merger Agreement, will automatically be converted into and become a number of units in the Partnership Surviving Entity equal to the Exchange Ratio.

The Merger Agreement contains customary representations and warranties from each of Healthpeak and the Trust. The Trust has agreed to customary pre-closing covenants, including covenants to use commercially reasonable efforts to carry on its business in all material respects in the ordinary course, consistent with past practice, and to refrain from taking certain actions without Healthpeak’s consent. Healthpeak has agreed to customary pre-closing covenants, including a more limited set of covenants to refrain from taking certain actions without the Trust’s consent and to use commercially reasonable efforts to carry on its business in all material respects in the ordinary course, consistent with past practice. Each party has agreed to additional covenants, including, among others, covenants relating to (i) the Trust’s obligation to call a meeting of its shareholders to approve the Company Merger, (ii) Healthpeak’s obligation to call a meeting of its stockholders to approve the Healthpeak Common Stock Issuance (as defined in the Merger Agreement) and the Parent Charter Amendment (as defined in the Merger Agreement) and (iii) each party’s non-solicitation obligations related to alternative acquisition proposals. Healthpeak’s board of directors and the Trust’s Board of Trustees each have unanimously approved the Merger Agreement. The Mergers are expected to close during the first half of 2024.

In connection with the Merger Agreement, the Trust suspended the 2023 ATM Program.